Exhibit 23.2       Consent of KPMG LLP

Consent of Independent Registered Public Accounting Firm

The Board of Directors
New York Community Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement for the New York Community Bancorp, Inc. 2012 Stock Incentive Plan on Form S-8 of New York Community Bancorp, Inc. (the “Company”) of our reports dated February 29, 2012 relating to (i) the consolidated statements of condition of New York Community Bancorp, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and (ii) the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of New York Community Bancorp, Inc.

Our report refers to a change in the Company’s method of evaluating other-than-temporary impairments of debt securities due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board, as of April 1, 2009.

/s/ KPMG LLP

New York, N.Y.
June 21, 2012